Exhibit 5.1

767 Fifth Avenue New York, NY 10153 +1 212 310 8000 tel +1 212 310 8007 fax

November 18, 2025
Halozyme Therapeutics, Inc.
12390 El Camino Real
San Diego, California 92130
Ladies and Gentlemen:
We have acted as counsel to Halozyme Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of an aggregate of 219,336 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the exercise of outstanding stock options granted under the Elektrofi, Inc. 2015 Equity Incentive Plan (the “Plan”) as assumed by the Company (the “Assumed Options”) in connection with that certain Agreement and Plan of Merger, dated as of September 30, 2025, as amended (the “Merger Agreement”), by and among the Company, Elektrofi, Inc., a Delaware corporation, Erraid Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as representative of the securityholders as set forth in the Merger Agreement.
In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company, (ii) the Bylaws of the Company, (iii) the Plan, (iv) the Merger Agreement, (v) the Registration Statement, and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as

November 18, 2025

certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to our opinion that have not been independently established, we have relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements, representations, certificates and covenants of officers and representatives of the Company. We have also assumed that each award agreement setting forth the terms of each Assumed Option under the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 219,336 shares of Common Stock being registered for sale under the Plan pursuant to the Registration Statement have been duly authorized and, when issued accordance with the Plan will be validly issued, fully paid, and non-assessable.
The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
We hereby consent to the use of this letter as an exhibit to the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ Weil, Gotshal & Manges LLP